UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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STRATEGIC REALTY TRUST, INC.

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This filing contains a transcript of a telephone call hosted by Strategic Realty Trust, Inc. (the “Company”) on November 26, 2013. A recording of the call became available for replay on the same day and was also posted to the Company’s web site.

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SRT has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”). Shareholders are urged to read the definitive proxy statement and other publicly-filed proxy materials as they become available, because they contain important information. SRT, its independent directors and its executive officers are, and SRT Advisor, LLC and Glenborough, LLC may be deemed to be, participants in such solicitation. Stockholders may obtain additional information regarding such participants and their interests from the definitive proxy statement and other publicly-filed proxy materials as they become available and from SRT’s periodic reports filed with the SEC. SRT’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.

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This material contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can be generally identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “strive,” “continue” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this material. Factors that could cause or contribute to such differences include, but are not limited to, the outcome of litigation that may be associated with the hostile takeover attempt and difficulties and delays with property dispositions. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Final Transcript

STRAEGIC REALTY TRUST: Strategic Realty Trust Shareholder Call

November 26, 2013/1:00 p.m. PST

SPEAKERS

Andrew Batinovich

PRESENTATION

Moderator	Good afternoon, everyone, and welcome to the Strategic Realty Trust Shareholder Call. Before we begin the call, I would like to inform you that it is being recorded.

I’d also like to remind everyone that this call contains certain forward-looking statements that are subject to risks and uncertainties, including those described on the company’s 10-Ks, 10Qs, and the original prospectus and other filings with the SEC which could cause actual results to differ materially from those projected, so we caution you to consider those factors in evaluating our forward-looking statements.

I will now turn this over to Andrew Batinovich, CEO for Strategic Realty Trust. Please go ahead.

A. Batinovich	Good afternoon, everyone. Thank you for calling in. Hopefully you’ve received our third-quarter review letter. If you have not, it is available on the website with a lot of other information, and the website is srtreit.com. We’ve made a lot of progress in the last couple of months, and we have made progress towards lifting the restrictions on dividends.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 2

We’ll talk about that shortly, but first I would like to apologize to you all for all of the mudslinging that has been going on. I know that you’re probably as frustrated or more than I am. We’ve tried to limit our mailings and any rhetoric from our side, but we haven’t been able to slow down the other side. We have to remember though that we have to protect shareholders, and then of course we have to make sure our shareholders are informed of the truth, so we do need to respond to some of the unsubstantiated, ridiculous claims from the TNP side.

One of the things we’d like to invite you to do today or whenever you have the opportunity is to go ahead and look on our website. There’s some information there that talks about a lot of the claims that have been made by the other side, dispels them, and does it with proof, with facts, with documents—all there for your review on the website. So again, we’d like to see you go there.

Who is this shareholder group, and what are they doing? Basically, this is Tony Thompson and six shareholders who are friends, I guess. What they’re trying to do is they wanted to have a special meeting and replace the entire board and put in some people and bring Thompson National Properties back as the advisor and the manager. Lately what they’ve been doing is backpedaling a little bit.

First they were silent. Second, their proxy said on page 13 they talked about TNP coming back as the advisor and the property manager. That’s on page 13 of their proxy. Now in their e-mails they’ve backpedaled a little and said, “Oh, he won’t be on the board,” and then we said, “No, they’re still going to bring him back,” and then they backpedaled some more and said, “Well, he won’t be on the board, and he won’t be CEO.”

Most recently they’ve come out and said, “Well, there’s no contract to bring him back.” So they just will not admit that the truth behind their whole mission is to bring Tony back and to put him in charge of the REIT. Remember, that’s why we’re here with a lot of these problems that were in the past is because of Thompson National Properties.

So what do they want to do? They want to replace the board. They sent out this orange card. We urge you to disregard that. We’re against this special meeting they have because we don’t believe that one is needed. We have an annual scheduled meeting for January now, and, of course, that’s still subject to finalizing the investor database file transfer and audit to the new transfer agent.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 3

I’m going to stop right there, and again, on our website there’s a copy of the final stipulated judgment from the Delaware court that we had to go to to get the data. We started in March with a new transfer agent and asked Thompson to transfer the data. They would not do that, and finally in August the REIT had to file a lawsuit in Delaware court to compel Thompson National Properties to turn over the shareholder records. That was not done. It was done in bits and pieces.

Finally on November 13th they turned over more of it—not all done—and there’s a whole process in place for them to cooperate to get the last data over to the transfer agent and then to cooperate with an audit so we know that the data is there. But there’s been no delay from this side on wanting to have an annual meeting other than the fact that we couldn’t have one. If the transfer agent doesn’t have all the data and they’re not up and running, you can’t certify an election; you can’t mail proxies. You can’t do things.

Hopefully Thompson will continue to get this done because if they don’t we’ll be late on 1099s, or even if we restart dividends we wouldn’t be able to send checks. So hopefully they’ll keep with the court order and move forward on that. But we didn’t see the need for a second meeting with an annual meeting scheduled in January, and we believe that most of the investors that I’ve talked to and the reps and financial agents I’ve talked to—most people believe they want Thompson out. They want their friends to stop, and they want to let this management team focus on managing the company and the properties and to get a dividend started. That’s the most important thing.

The other reason for not—for two meetings—is we didn’t need two proxy battles, two sets of proxies, confusion over all that. I think that’s going to happen anyway, but we were against that. Of course, keep in mind too that Thompson is suing your company, Strategic Realty Trust, for $10 million. That’s another reason we didn’t want to do it.

Then a last thing too, of course if they’re successful in their proxy, it says on page eight that they will charge approximately $925,000 of their proxy costs to you and to your company—to SRT. So we think that there’s no merit there. We can have the annual elections in January. There is one seat up in January, and it’ll be whoever they put up to run against me, and we’ll see how that goes.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 4

We opted into the Maryland Unsolicited Takeover Act. This is a Maryland company. We took advantage of some of the provisions of that law to try to stop the first meeting because, again, we didn’t want to have two. So we upped the requirement for a special meeting to the 50% threshold, and we did stagger the board. But all of that is being done for the shareholders’ protection, not for any other reason.

We didn’t see the reason for two meetings, and we needed time to get the truth out. When the other side is putting forth misleading statements, half-truths, and even some outright lies, we really needed time to get the facts in front of shareholders so they could sift through all of this and make the right decisions.

So we’d hoped that that would slow them down, but it doesn’t seem that it has, and we’ll have to deal with it. Unfortunately it costs money and time and takes us away from the main mission of trying to get the dividend restarted and getting your properties performing. We have made a lot of progress on that front, and I’m going to talk about that in a minute.

In the meantime, we have sent out our proxy to counter their proxy. It’s a revocation statement with the blue card. The blue card will support management, and if you’ve sent in an orange card by mistake or changed your mind, then please send in the blue card. Our solicitation firm if you have questions—and it’s on the solicitation material as Mackenzie Partners—they can also answer any of your questions. By the way, you can also call me anytime. My name and number are on the website.

I want you to think about a couple of things we’d like to talk about before we get into the review, and this is just the last part. I’m going to take another minute. Thompson and his friends have consistently been trying to cover up his mistakes that were made while his company was the advisor, and they’ve attempted to shift the entire blend of the board.

The thing that is very disingenuous about this is if you think about it—if you bought a mutual fund from Fidelity or Franklin Templeton or someone, if that fund wasn’t performing you would blame the portfolio manager and Franklin Templeton. You would not blame the three independent directors of that mutual fund, but that’s what Tony is attempting to do here.

The independent board has generally one main task in this REIT, and that’s to hire and fire the advisor. The day-to-day operations of the company are the advisor’s job, and so when loans go into default and properties are bought that don’t cashflow and those types of things, you’d look to the advisor for the source of those problems, not the board.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 5

In the meantime, FINRA has charged Tony Thompson with misleading statements in a number of his sponsored investments and even in a proxy solicitation to one of those investments. The company’s auditors—as you’ve heard before, the former auditors, McGladrey, would not rely upon his representations after they found them taking fees ahead of time.

What makes you think that he is telling the truth this time, and what is the truth behind each of their claims? I know a lot of you have said, “Well, how do I decide? This is a he-said, she-said kind of thing?” I’ll give you some advice. One is to go to the website, our website. Read the facts. See the actual documents. The other thing, call me. If you have questions, call me. I’m happy to talk you through these, happy to walk you through the documents on the website.

You can decide who do you trust and who has the experience to run your investment. Do you trust our group with the facts or the group that’s spreading the inflammatory rhetoric, misleading claims, and the daily mailings? Do you want to trust our group that has managed an NYSE $2 billion-traded public REIT, delivered a 16.2% compounded annual return to our shareholders for 11 years, or a group with numerous poor-performing deals and countless investor lawsuits? Do you want to trust the group that is fixing the problems or the group that caused the problems?

If you want them to go away, we ask that you sign the blue card. Then there will be another proxy coming up now that we couldn’t get the first one to go away. We’ll have the second one, and when we do I’ll ask that you support management for that.

Our future plans are the same as what have always been the plans for the REIT. Contrary to anything that Thompson and that group may have said, we have no desire to keep the REIT alive forever. Our goal is to look at liquidity events over the next two years. We would’ve already been looking at some liquidity events if we weren’t tied up with all of this stuff. We have lots of different options to look at as far as growing the company, not growing the company, how to get the redemption program back up and running.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 6

We need liquidity to do that, but there’s no time to do it, and also there’s no ability to attract capital or debt while this proxy battle is going on. Lenders and investors don’t want to come into a situation in a state of flux where they don’t know who’s going to be running it. We have a lot of folks who’d like to do things with this REIT with us involved, but not the other way around. But we will continue to look for liquidity options as we move forward.

Our third-quarter results I think were fairly positive as far as if you remember Glenborough took over as the property manager August 10th or so. We came in as the advisor at the same time, so we’ve finally been able to run the portfolio for about three months, and the first month there were a lot of distractions. We had the problems with not getting the shareholder information. We had interference on the property management side from Thompson telling tenants and vendors that they were still managing the property. I mean, this has been one of the tougher transitions, but I do want to assure you that everything is complete on the transition. Your properties are being well taken care of, and we’re moving forward.

We are pleased to report that we’re making progress on our plan to resolve the KeyBank loan default. That was the one that caused the prohibition on dividends, so we are hopeful that we will be able to remove that prohibition on dividends by the end of the year and close some sales along with that which would put the board in a position to consider declaring a dividend around the end of this year. I’m talking in three to four weeks.

The first of the property sales, Willow Run, closed on October 31st. That property was acquired in May of 2012 for $11.1 million originally comprised 96,000 feet. Earlier this year, a McDonald’s restaurant pad was sold for $1,050,000, and the balance of the center was just sold for $10,825,000 for a combined sales price of $11,825,000. All of the proceeds were paid to KeyBank in order to start paying down the loan, to start working through the modifications with Key to get that loan out of default and forbearance.

Willow was chosen for sale because it was one of the five properties securing the loan, so it had no prepayment issues or penalties, and Safeway, the anchor tenant, had just a little over six years left on their lease. While we had no indication of whether or not Safeway would renew, there were reasons to be concerned. We did not feel that the location was strong. It was a difficult location, as it was not on the main arteries in Westminster. There were a lot of shopping centers on these other streets that had a lot more traffic, had very strong grocers, and we felt that there was a chance that Safeway might not renew, and that would be a problem.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 7

The other properties on the market are Visalia Marketplace and Craig Promenade in Las Vegas. Each is under contract of sale, and we are hopeful that they will close by the end of the year. The pricing for all of these sales is reflective of broadly marketed transactions. There are no fire-sale prices. No matter what you hear from the other side, these are very solid prices.

Getting into the portfolio and the property operations, these are very solid-B shopping centers. All but one are grocery anchored, and in general they’re performing very well. We have a couple anchor-tenant issues, which I’ll talk to you about. Fresh & Easy is an anchor tenant at two of the properties, San Jacinto and Topaz, both in southern California. Fresh & Easy is a subsidiary of Tesco, which is an English company, one of the largest grocers in the world.

Over the last 10 months or so they’ve been out in the market trying to sell that chain, and they finally found a buyer for most of the locations, probably about 75% is what we’ve been told. Originally San Jacinto was one of the locations that would stay open and Topaz would close, and they were going to run the sale through a bankruptcy, so we were going to get the Topaz property back with a vacant anchor.

They did cancel the lease in the bankruptcy, but then they turned around and reinstated it within less than a month, I guess, and we’re not sure why. They must have another use or something for it, but we’re trying to get more information. The good news is both leases are in full effect right now, and the San Jacinto tore is still operating as a Fresh & Easy pending the sale to this new group. The other store though is closed, but rent is being paid. So that’s a situation we’re monitoring, and we’ll let you know how that proceeds.

Ralph’s at Morningside Marketplace, which is in Fontana, California—again, in southern California—they are paying rent on their store, but they vacated in early 2013. They have eight years left on their lease, and we are talking with them and brokers and trying to figure out if we can bring in a subtenant with them or someone to take over their lease. But in the meantime, they are paying. Other than that, the anchor tenants are all in place and doing fine.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 8

On the leasing and occupancy front, in our letter we included a list of occupancy for the properties as of September 30th. As of September 30th the portfolio was 86% leased, which is essentially the same as when all of the properties were bought. If you go back to the day the properties were bought, the occupancy was 86%; as it is today. The total net increase in occupancy for the portfolio adjusted for any pad sales along the way is about 5,000 square feet. Some properties are up, some are down, but on the whole the occupancy has not really moved.

Currently the leasing pipeline looks strong. It’s picking up. We did a comprehensive review of the quality and the performance of the leasing brokers. Of the 11 properties with the lowest occupancy, we’ve changed over half—roughly half of the leasing teams—and we’re working with the rest to see if we can improve the leasing performance. We have about 87,000 square feet of new leases and renewals under negotiation at this point, and so we’re happy that we’re seeing progress there. We’ve made a lot of improvements to the leasing process to speed it up and to also have better legal support in getting the documents done faster and better.

On the property management side, we are managing the properties and have been since August 10th. We’ve made a lot of progress on that front. We have reduced the uncollected tenant rents from about $2.2 million in accounts receivable when we got in to $1.4 million at September 30th, and we have further reduction since quarter end. We’ve updated the delinquent state filings with penalties for the property owning subsidiaries so that they can be in good standing now.

When we got involved, we went in and we wanted to evict some of the tenants. We found out that some of the special-purpose entities that owned the properties were not up to date on some of their filings, so they were not in good standings in the states where the properties were, and therefore we could not sue to evict tenants. So that’s been cleaned up and we have moved forward on that.

At the same time, we have been able to reduce the accounts payable by over $2.5 million along the way, and that’s really a function of having some of the cashflow that was not going out because of the dividend. Not paying a dividend, some of the cashflow has gone to reducing these bills which needed to be done because there were properties that vendors were three and four months behind sometimes on their payments, and that’s not a good thing. Today the vendors are being paid on a current basis, and we think we’ll get better service that way going forward.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 9

To give you kind of an example I wanted to talk about Constitution Trail, which is one of the company’s properties. It’s a 200,000 square foot grocery-anchored center in Normal, Illinois. Just showing you what we found there and what we’ve done there I think will kind of tell you where we are because we have made a lot of progress.

When we got involved, that property had about $730,000 in accounts receivable from tenants. We reduced that by 55% down to $330,000 at October 31st, and we’re still working on that because that’s still too high. We found that one health-club tenant there had not paid rent since December 2012 and owed over $70,000, and according to the former property manager at Thompson National Properties she was awaiting approval from corporate to pursue with default notice through a lawyer.

We were able to evict that tenant in October. Final settlement is pending with the former owner, and we currently have a draft lease out with a new franchisee for this health chain to reopen the location. We found that a restaurant tenant had not paid since September of 2012 over $40,000, and according to the former property manager at Thompson she was waiting approval from corporate to hire a lawyer.

The tenant continued to operate without payment until Glenborough assumed management. The tenant has now resumed making payments, and the account is being closely monitored. As long as they make headway on their balance, we’ll work with them. If they’re going backwards, we may have to let them go, but at least it’s being monitored.

There was a national fast-food hamburger franchise restaurant there that had tried to work with the prior manager, had stopped paying rent in June, and had threatened to close the store and had accrued a delinquent rent balance of over $38,000. We’ve gone in, sat down, and talked to him, and that account is current now—straightened out.

There was a wireless-phone store at the property that owed rent for nine months, and the former property manager claimed that the business had been sold, but she was still waiting for paperwork. We researched the situation, found out the tenant had assigned the lease to another operator in February of 2012, and no rent—the tenant paid no rent after August of 2012 and had accumulated a balance of over $30,000 and then skipped out on the space. So in September of this year we negotiated a settlement with the original tenant, and we’ve received a substantial payment with the remainder of the delinquent balance in the process of being paid off over time. So we are making headway on these fronts.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 10

There was another tenant there, a clothing retailer who’d filed for bankruptcy, and we noticed in our property inspection that they were still occupying the space and selling their remaining inventory from this and other stores. When we asked about what had happened, we found out that Thompson National Properties had not filed a claim for administrative rent even though the tenant had filed for bankruptcy in September of 2012.

So they had been in the space for a year rent free, and obviously the accrued rent prior to their bankruptcy may be lost, but if they’re operating out of the space during the bankruptcy you are entitled to administrative rent. As a result, we filed an administrative claim for rent, and we were awarded $50,000 to settle the outstanding claim, but a timely filing by the prior management might’ve yielded more.

The last issue at that property we found was Schnuck’s, which is the grocery anchor-tenant, and it’s the second-largest tenant in the REIT because they’re also an anchor at the Florissant Center in St. Louis. There were hundreds of thousands of dollars of disputed common area and maintenance charges going back to 2009 to 2013, and it went through the original developer, the bank, Thompson National, and on to us now. They were frustrated in trying to get these cleaned up, and they hadn’t gotten anywhere.

We’ve begun to reconcile the CAM charges with them for the last four years, and should have it resolved shortly, and in fact one of their real-estate people sent us an e-mail saying, “Glenborough is the best thing to happen to Constitution Trail since its inception.” But these are a few examples of some of the issues we’ve run into, but also sort of the proactive management that we bring to the table.

Since we’re now managing it, property management fees are dropped by 20% from 5% down to 4%, and we’re working to lower expenses as we can at the properties. If we talk a little bit about the financial statement review for the quarter, we did mention that the accounts payables were down by $2.5 million. Property level debt was down by $5.1 million along the way—not counting property sales but just other debt. General administrative costs were down to $700,000 from over $900,000 last year, and that was running at about 1.2% of assets, which is within the range of market for REITS—of smaller size REITS—1% to 1.3% of assets is a market rate for general and administrative expenses.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 11

We have completed the transition and there is no more internal accounting staff. I’d say the biggest hurdle going forward to continue this G&A expense reduction is, again, this proxy battle—or these proxy battles—and the legal issues and all of the problems going forth with the lawsuits with Mr. Thompson. So we’ve made significant progress to improve the company’s operations and financial position, but until this hostile takeover offer is done, it’s going to possibly slow those efforts.

Just a couple more things I’d like to cover—certainly the big number on the financial statement this quarter, early in third quarter was the transfer of the Lahaina property back to the lender. The total loss on that was $5.3 million. That is an unfortunate event, and unfortunately there were a lot of problems with that property and with that loan. If you look at the website, you will see that the acquisition brief and some of the other documents really omitted some pretty material things, also did not properly represent the loan.

The loan that was finally put in place did not look much at all like the loan that was in the acquisition brief that the board saw or the term sheet they saw after that which was a little different but still closer to the first. So it was not an easy decision, but the board had decided earlier this year that they needed to try to give this property back to the lender because this property was significantly hampering cashflow.

The cashflow was severely negative, hurting the company’s ability to pay dividends, and because it was a full recourse loan with a giant prepayment penalty, they really couldn’t sell the property, couldn’t refinance it. It was either live with it for five years or give it back to the bank, and if you lived with it for five years there was a real significant chance that you could end up losing as much as $15 million because of this because of the fact that it was recourse and there were prepayment penalties and the like.

I’ll talk about the loan in a second, but let’s first talk about the real estate. Mr. Thompson likes to talk about—they like to talk about this $37 million appraisal they got from an appraiser. It was an appraiser I guess hired by a bank, but it wasn’t a bank appraisal This appraiser said the property was worth $37 million back in middle of 2012, but there were problems with that appraisal Essentially that appraisal used a very standard 70% renewal probability, yet at the same time it talked about a number of the tenants having rents that were very high compared to their sales—or in other words, their sales were too low to support the rents they were paying, which is a red flag that means these tenants could close their stores or go under.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 12

In fact, one of those tenants closed up before they even bought the property, and the other one closed up shortly thereafter. The other two tenants that have a significant issue there are Barnes & Noble and OfficeMax. That’s the real crux of the problem. Those are the two largest tenants at the property. I think most everybody knows that Barnes & Noble’s main competitor, Borders, closed, and there was a real risk that if one or both of these tenants did not renew or vacated prior to the end of their lease that you would end up with a property that may be worth less than the debt because it was guaranteed by the REIT, you would have to continue paying all the negative cashflow until you could get out of the loan and pay off the loan even if the loan was more than the value of the property.

Barnes & Noble, their CEO has publicly said they’d like to close a third of their stores. One analyst’s report that I’ve seen said the chain was planning on closing roughly 350 stores or half their total over the next five or six years as leases expire. This lease expires in January of 2018, and they would have to provide notice of renewal by July 2017. The reason that’s important is the loan was due in October or November of 2017, so really right before the loan is due you find out whether this tenant is going to go or stay.

Barnes & Noble’s sales were below their national average. The rent in Hawaii is much higher than the national rents that they pay around the country, so their store by definition is not as profitable as their average store. But even if they’re losing money, there are reasons for them to keep a store open until the lease expires because if they’re losing $10 a foot, that’s okay, because if they close the store they might be paying $30 a foot in rent. So it’s better to keep the store open and operating than to close it. Of course, they’re not going to tell the landlord that they have no plans of renewal because they don’t want their employees to know.

So the same with OfficeMax. They had the same lease problems where their sales weren’t very strong. In fact, in 2010 the prior owner had restructured their lease and dropped their rent due to poor sales, and that was not disclosed in the acquisition presentation to the board. Their lease expires in 2019 and requires a notice in September of 2018, which is about a year after your loan is due. So again, you would be trying to sell a property with maybe an anchor tenant that has one year left on their lease, which is not very good. They are expected to close a number of their stores also, and they are having a similar problem that the bookstores are having.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 13

The other thing about OfficeMax that’s fairly well known in the retail business is that when they do renew or they do open new stores, they’re not doing 18,000 and 20,000-foot stores anymore like this. They’re doing 5,000 to 10,000-foot stores. Even if you kept them, it would be a significant downsize. None of that factored into that appraised value. It assumes pretty much that they renew with some tenant improvements and some free rent and things like that. So that’s a problem.

The loan, as we’ve talked about before, had just a significant amount of problems, and was very different than what was actually disclosed in the acquisition brief. So instead of being 8.3% as the acquisition brief showed, the actual interest rate was 11.01%. At 11.01% the total interest rate differential over the life of the loan was $3.7 million between the acquisition presentation and the actual loan that was put together, and that was undisclosed.

The other thing that was undisclosed to the board was that the loan was effectively full recourse for a number of reasons, but it ended being a full recourse loan as opposed to the typical non-recourse loan that this REIT has done. In fact, in the last communication—well, not last—in one of the most recent communications from the Thompson King group there that puts out these things, they talk about how this was the same lender as Constitution Trail—like that made it the same loan.

The loan on Constitution Trail is completely different than the loan here. Yes, they are the same lender, but that loan is non-recourse. That loan has a different prepayment penalty. That loan has a first that’s at a very low rate, so the blended rate is nowhere near 11%. But again, it’s a half-truth. They didn’t—yes, same lender, but they didn’t give you the facts. They wanted to make you believe that it was the same loan, but it’s not—completely different.

The company cannot prepay the loan by refinancing or by selling. The loan prepayment penalties would’ve been $12 million last summer. The acquisition presentation did not discuss the cross-default provisions with Thompson National Properties. So in other words, if Thompson National Properties was to go into bankruptcy, that would default this loan. It’s not how you do things in a public company. You do not have your loan default because of something that happens outside of the company.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 14

If Thompson National Properties sold any of the stock that it’s owned, the loan would be triggered and defaulted. Defaulted means it’s all due plus the prepayment penalty at that point, so literally could’ve owed $40 million or something like that. So this was a loan that was a time bomb and had to go away. As painful as it was, it needed to be undone or it could just really hamper the company forever. It was a recourse loan with onerous terms.

Even after closing, Thompson told the board that he thought they had the right to refinance the lower part of the debt, which they did not. The acquisition presentation did not discuss this, but it was a fact that Torchlight, the lender, had a unilateral right to refinance the senior portion of the loan at its discretion at the company’s expense and keep all the economics. So in other words, they could put on a new first mortgage and move theirs into second, charge $200,000 in fees, and keep all the difference. So it was not a good deal. By the time the board found out about all of these terms, the deal had already closed, so it did not close on the terms that they’d seen.

Just a couple things before I finish—I’d like to address again some of the claims from the other side; again, it’s all on our website and I would like you to go there and look at those things. Just to recap a bit on the FINRA complaint against Thompson, FINRA has said that Thompson misled investors in three investment-note programs and a proxy related to one of those programs. If you go to our website, the entire 53-page complaint is there, and just in reading through it you’ll note that they use the following phrases a total of 44 times. Forty-four times they said either “failed to disclose,” “misrepresented a material fact,” “omitted material facts,” “representation was misleading,” “misled and omitted material information,” and material misrepresentation and omission.” Those phrases were used 44 times in that document.

Ron King, who’s one of the Thompson group and the new signer to most of the letters they send out, he’s the CEO of a brokerage firm called Centaurus. They sold one of these programs. In fact, FINRA said that not only were the offering documents misleading, but a subsequent proxy for that program included inaccurate and misleading representations and omissions regarding material facts. So you have to wonder why Mr. King wants to put Tony back in as the adviser and the property manager if FINRA thinks he was lying to his investors before. Again, you can read that on the website.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 15

Let’s be clear about the KeyBank default. The Thompson group, they have said that they had a plan to solve the KeyBank default before it ever happened. They didn’t. The day they bought Lahaina the line went into default. They told the board of directors that, “Oh, we can buy Lahaina, and it’s no problem with the covenants,” because they said they would meet it; it would not have any effect; and there was a memo to that effect from the CFO of Thompson National Properties to the board. It’s on the website. It misled the board into thinking that there was room in the covenants to acquire that property, and there wasn’t.

Then Thompson goes on to say, well, they had a plan. They said they had a plan to stop the default, and they presented the board with this plan in December of 2012. Well, the first problem with that is that the loan was already in default in November of 2012. Second part of the problem is they told you half the truth again. They said they presented a line of credit. In one document they said they presented a $2.75 million line of credit, and then a refinance of some of the other properties.

What they didn’t tell you is that the $2.75 million line of credit they proposed was from a Thompson affiliate at effectively a 19% interest rate—15% interest, 2 points on the way in, 2 points on the way out, a 6-month deal. It annualized to 19%, and in fact you even paid 7.5% on the undrawn portion. Well of course the board turned these things down. It was a bad idea to take 19% money to pay off a Key loan that’s charging you about 6%.

It’s a bad idea to put permanent debt on two or three more of the REIT’s properties that would’ve hampered your financial flexibility and ability to sell property and solve problems. It would not have solved the default. The default had already happened. But again, they only gave you half the facts, and it shouldn’t surprise you. I mean, in the past they loaned money to the REIT at 12% to 14%, and again that’s on the website. You can see that. So they don’t bother talking about that.

The last thing I want to talk about is director’s fees. We’ve put forth the numbers. In 2011 the directors as a group were paid $354,000 including stock and cash, last year $454,000, and this year it should be about $350,000 again. Last year was a little higher because they had to switch directors in the middle of the year. One had to go out and become co-CEO for a while after the auditors found Thompson taking fees. They said they wouldn’t rely on his signatures anymore, and in order to have the filings done with the SEC there had to be someone else to sign the rep letters to the auditors.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 16

So one of the board members had to step down from the board, assume the co-CEO role to do that, and another board member had to be brought in. That extra cost, it’s not the board members taking extra fees; it was an extra board member had to be brought in to solve a problem caused by Mr. Thompson. But the real reason they talk about this director fee is not—they’re within the range of market. The real focus is to take you away from the other fact, which is Thompson and their affiliated companies have taken a total of $32 million—repeat, $32 million—in fees and reimbursements from SRT. That’s on the website. It’s all there.

They will try to tell you that their fees are cheaper than ours; they’re not. Our fees are much cheaper. As I already said, our property management fees are 20% cheaper—4% down from 5%. Disposition fees are substantially cheaper and I’ll give you flat up examples right now. The Waianae property sold earlier this year, Thompson National Properties took an $893,000 fee on a property that sold for $29 million. Our fee would have been $298,000 or $595,000 less. So there you go.

On Willow—the Willow sale which recently just happened at $10.9 million roughly—our fee was $54,000. I believe on the sale of the McDonald’s pad there—I believe their fee was over $100,000 if I got that right. Let’s see $1 million, 3%, so no it was $30,000 to sell the McDonald’s. We sold the whole center for $54,000. So on a $1 million sale their fee was almost as much as ours for selling the entire center. But the real gain there is it’s trying to hide the ball and get you to focus on something else.

Anyway, in conclusion those are my remarks for today. If you have questions you are welcome to call me anytime. I try to return every call every day. If I can’t get to you one day, I’ll get to you the next. If you also have questions about the proxy solicitations and any forms and paper you’ve received, please call MacKenzie Partners, our proxy solicitation firm. They’re happy to answer your questions.

STRATEGIC REALTY TRUST Host: Andrew Batinovich November 26, 2013/1:00 p.m. PST Page 17

This call has been recorded, so it’s available for replay, and also I’d just ask you again look at the facts. Go to our website. As this proxy battle goes on, we will put up more facts and more information so there’s plenty to see there.

Thank you for your time today. I know this took a long time, but this is important. This is your money, and you need to know the truth about what’s going on, and thank you for listening.

Moderator	Ladies and gentlemen, this conference will be made available for replay after 3:15 p.m. Pacific time through February 26th. You may access the AT&T replay system at any time by dialing 1-800-475-6701 and entering the access code of 309711.

That does conclude our conference for today. Thank you for your participation and for using the AT&T Executive TeleConference service.